EXHIBIT 99.1

CENTER FINANCIAL CORPORATION ANNOUNCES COMPLETION OF TRUST

PREFERRED OFFERING

Los Angeles, CA, January 5, 2004: Center Financial Corporation (Nasdaq: CLFC), today announced that it received net proceeds of approximately $18 million on December 30, 2003 through its participation in a trust preferred securities offering as part of pooled offerings with several other financial institutions. Center Financial issued the trust preferred securities through a newly formed wholly-owned trust subsidiary. The proceeds will be used to supplement capital and for general corporate purposes.

The trust preferred securities will mature in 30 years and are callable at the option of the Center Financial in multiples of $1,000 after five years. The securities have floating rates, which will reset quarterly, based on the three-month LIBOR plus 2.85%.

Although Center Financial expects that all the trust preferred securities will qualify as Tier 1 under the current applicable regulatory guidelines, no assurance is given to be qualified as in the future.

Center Financial Corporation is the holding company of Center Bank (formerly California Center Bank), a community bank offering a full range of financial services. Founded in 1986, Center Bank is one of the largest financial institutions in the nation focusing on the Korean-American community. The Bank specializes in commercial and SBA loans and trade finance products for multi-ethnic and small business customers. Center Bank operates 13 full service branches throughout Southern California and five Loan Production Offices located in Phoenix, Seattle, Denver, Washington D.C., and Las Vegas. Further information about the Company can be found at www.centerbank.com.

Statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 as amended, and are based on management’s current expectations and beliefs concerning future developments and their potential effects on Center Financial. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those in such forward-looking statements. These forward-looking statements involve risks and uncertainties, including but not limited to, the company’s ability to grow its deposits, the success of the company’s SBA Department and Consumer Loan Center, the impact of current events on the California economy, customers’ acceptance of the company’s pricing policies, the company’s ability to successfully expand geographically, changes in interest rates, loan portfolio performance, the ability to continue to pay dividends and other factors, detailed in Center Financial’s SEC filings made from time to time.